Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2009, relating to the financial statements and financial statement schedules of International Coal Group, Inc. and subsidiaries, and the effectiveness of International Coal Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of International Coal Group Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
August 14, 2009